EXHIBIT 99B.1
PRO FORMA COMBINED                             U S WEST MEDIA GROUP
STATEMENTS OF OPERATIONS
(UNAUDITED)

                      Quarter Ended            Year Ended
                      December 31,            December 31,
                              1996                    1996
                               Pro     %                Pro    %
In millions           1997    forma  Change    1997    forma Change
-------------------- ------- --------------  ------- --------------

SALES AND OTHER
 REVENUES            $1,289  $1,224    5.3   $5,043  $4,592    9.8

OPERATING EXPENSES
Costs of sales and
 other revenues         414     432   (4.2)   1,666   1,566    6.4
Selling, general and
 administrative         422     400    5.5    1,487   1,393    6.7

Depreciation            256     187   36.9      764     658   16.1
Amortization            134     134    -        530     520    1.9
                     ----------------        ----------------
Depreciation & amort.   390     321   21.5    1,294   1,178    9.8
                     ----------------        ----------------
Total oper. expenses  1,226   1,153    6.3    4,447   4,137    7.5
                     ----------------        ----------------
Income from
  operations             63      71  (11.3)     596     455   31.0

Interest expense        160     167   (4.2)     680     683   (0.4)
Equity losses in
 unconsol. ventures     414     126    -        909     386     -
Gains on sales of
 investments            313      -     -        421      -      -
Guaranteed minority
 interest expense        21      19   10.5       87      55   58.2
Other income(expense)    31      -     -         17     (32)    -
                     ----------------        ----------------
Loss before income
 tax benefit           (188)   (241) (22.0)    (642)   (701)  (8.4)
Income tax
 benefit                 55      67  (17.9)     162     188  (13.8)
                     ----------------        ----------------
NET LOSS               (133)   (174) (23.6)    (480)   (513)  (6.4)
Preferred dividends      13      13    -         52      50    4.0
                     ----------------        ----------------
LOSS AVAILABLE
 FOR COMMON STOCK   $  (146)$  (187) (21.9) $  (532)$  (563)  (5.5)
                     ================        ================






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PRO FORMA COMBINED                          U S WEST MEDIA GROUP
STATEMENTS OF OPERATIONS
(UNAUDITED)

                      Quarter Ended            Year Ended
                      December 31,            December 31,
                              1996                    1996
In millions, except            Pro    %                Pro    %
per share amounts     1997    forma Change    1997    forma Change
-------------------- ------- --------------  ------- --------------

Basic and diluted
average common shares
 outstanding         607.3   620.5    (2.1)   606.7   623.2   (2.6)
                     ================        ================
Basic and diluted
loss per common
 share               $(0.24) $(0.30) (20.0)  $(0.88) $ (0.90) (2.2)
                     ================        ================


merger, Continental's acquisition of the remaining interest in Meredith/New Heritage Strategic Partners, L.P. and the reclassification of the Teleport Communications Group, Inc. investment to equity method as if each transaction occurred as of January 1, 1996. Also includes Continental's results for cable-telephony ventures in Singapore and Argentina.

The average common shares outstanding for the quarter ended and year ended December 31, 1996, include 131.3 million shares related to the Continental merger as if it had occurred as of January 1, 1996.






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